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                                                                Exhibit 99.1

[ZOLTEK logo]

FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL: "ZOLT"
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             ZOLTEK ANNOUNCES NEW $50 MILLION FINANCING PACKAGE
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         ST. LOUIS, MISSOURI -- SEPTEMBER 30, 2005 -- Zoltek Companies Inc.
today announced that it has entered into an agreement for a new convertible debenture financing package of up to $50 million in a private placement with a group of institutional investors. Zoltek will use the proceeds to support Zoltek's previously announced expansion plans, including the construction and start-up of nine new carbon fiber production lines at Zoltek's facilities in Hungary and the addition of new capacity at that plant for making acrylic precursor raw material used in the production of carbon fiber.
         "The new financing package is key to meeting rapidly expanding demand for carbon fibers, to increasing Zoltek's sales and operating results in the near-term future, and to achieving our strategic objective of commercializing carbon fiber as competitive cost, high volume building material," said Zsolt Rumy, Zoltek's Chairman and CEO. "The financing package will enable us to almost double our capacity from what it will be at the end of this year - lifting rated carbon fiber productive capacity from 9 million to 17 million pounds a year. This is not a matter of build it (additional capacity) and they will come. All of new capacity that we are bringing on line will be used to satisfy contractual commitments to customers in 2006 and 2007."
         In order to match the cash needs to support this expansion, the financing agreement provides for the funding to occur in four separate closings of $5.0 million, $15.0 million, $20.0 million and $10.0 million, respectively. The first funding of $5.0 million was completed today and Zoltek expects that the second tranche of $15.0 million will be completed within the next few weeks. The agreement provides for Zoltek to draw down the remaining financing over the next twelve months. The borrowings incurred at each closing will mature 42 months from that closing and bear interest at a fixed rate of 7.5% per annum. The convertible debentures issued at the first and second closings are convertible into Zoltek common stock at a conversion price of $12.50 per share. Debentures issuable at the third and fourth closings will be convertible into Zoltek common stock at a conversion price equal to the market price at the time of the applicable closing.



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[ZOLTEK logo]

Zoltek Announces New $50 Million Financing Package
Page 2
September 30, 2005

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         In the first two closings, the debentures will be issued with five-year warrants that give holders the right to purchase up to a total of 560,000 shares of Zoltek common stock at an exercise price of $14.50 per share. In the third and fourth closings, the amount and number of attached warrants will vary according to Zoltek's share price at the time of the closing. As part of the new financing agreement, Zoltek has reduced the conversion price on its outstanding convertible debt in the aggregate principal amount of $20.0 million issued in October 2004 from $12.00 to $9.50, with the requirement that conversion take place within 30 days of the second closing. Further, Zoltek also has agreed to reduce the conversion price on its outstanding convertible debt in the aggregate principal amount of $20.0 million issued February 2005 based on the market price of Zoltek's common stock on the nine-month anniversary of the second closing. The adjusted conversion price will equal 90% of the market price of the common stock, but will not be less than $12.50 nor exceed $20.00.
         "We think that in the current environment this is the best, least dilutive and most expedient financing we can get," Rumy said. "This financing package is a critical element in meeting the needs of our customers and taking the Company to a new level in establishing Zoltek as the leader in the commercial carbon fiber market. We therefore think it is clearly in the best interests of all of our shareholders."


                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110


This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.